Exhibit 5.1
Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
101 Constitution Avenue, NW / Suite 900 / Washington, DC 20001
Tel: 202.712.2800 Fax: 202.712.2860
www.nelsonmullins.com
March 24, 2008
Community Bankers Acquisition Corp.
9912 Georgetown Pike, Suite D-203
Great Falls, Virginia 22066
Ladies and Gentlemen:
     We have acted as counsel to Community Bankers Acquisition Corp., a Delaware corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration of up to 7,106,057 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company to be issued by the Company in connection with the merger of BOE Financial Services, Inc., a Virginia corporation, with and into the Company.
     In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.
     We are members of the Bar of the District of Columbia and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the General Corporation Law of the State of Delaware.
     Based on and subject to the foregoing, we are of the opinion that the Common Stock is or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock has been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.
     We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, NELSON MULLINS RILEY & SCARBOROUGH LLP
By:	/s/ Kathryn C. Kling, a Partner

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